SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                           __________

                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  September 5, 1995


                        RECOTON CORPORATION
         (Exact name of registrant as specified in charter)


    New York                  0-5860            11-1771737
     (State or other jurisdic-  (Commission     (IRS Employer
      tion of incorporation)     File Number)    Identification No.)


   2950 Lake Emma Road, Lake Mary, Florida   32746
    (Address of principal executive offices, including Zip Code)


Registrant's telephone number, including area code:  407-333-8900

                                N.A.
    (Former name or former address, if changed since last report)

Item 2.   Acquisition or Disposition of Assets.

     On September 5, 1995, the Company acquired the operations of the STD Group of Companies ("STD"), effective as of August 31, 1995 (the "Contract Date"). STD is a Hong Kong-based international manufacturer and marketer of multimedia and computer accessories, including video game and computer joysticks and controllers and accessories and computer speakers sold under the Interact, Performance and STD brand names. STD's manufacturing operations are in the Peoples' Republic of China; its research and development operations are in Hong Kong, as are its headquarters and international sales facilities. It also has a Maryland-based marketing operation.

      The transaction was accomplished as a purchase by Recoton (Far East) Limited ("RFE"), a wholly-owned subsidiary of the Company, of all of the stock of the Hong Kong holding company STD Holding Limited ("STD Hong Kong") from its shareholders, including STD Investments (B.V.I.) Limited ("STD BVI") and
Plomax Holdings Limited ("Plomax"), and a purchase of substantially all of the assets, and assumption of substantially all of the liabilities, of its United States subsidiary STD Entertainment (U.S.A.), Inc. ("STD USA") (the shares of which were then distributed by STD Hong Kong to STD BVI) by Interact Accessories, Inc., a wholly-owned subsidiary of the Company .
By virtue of the acquisition of the stock of STD Hong Kong, the Company also acquired various manufacturing and other subsidiaries. STD BVI and Plomax are controlled by a Bermuda holding company of which Stephen Chu, David Chu, Patrick Ho,
Todd Hays and others are shareholders. Copies of the acquisition agreements (one for the stock acquisition and one for the asset acquisition), dated as of the Contract Date, are filed as exhibits to this Form 8-K.

     In payment for the purchase of the stock of STD Hong Kong and the assets of STD USA, the sellers received $13.5 million in cash and 406,092 shares of Recoton common stock, valued at $8 million based on an average closing price on Nasdaq over certain days prior to the closing. The purchase price is subject to adjustment based on the stockholders' equity of STD Hong Kong, its subsidiaries and STD USA as of the Contract Date. If such stockholders' equity is more than $10.5 million, then RFE shall pay the difference to the sellers with interest or if such stockholders' equity is less than $9.5 million the sellers, jointly and severally, shall pay the difference to RFE with interest. The amount of consideration paid was the subject of arms-length negotiation. Bridge financing for the cash portion of the Hong Kong stock acquisition was provided by the Hong Kong branch of Chemical Bank. The Company is in current negotiations with several lenders regarding replacement long-term financing. The purchase price with respect to the U.S. assets was from the Company's working capital.

     The plant, equipment and other physical property of STD which was acquired is used for the manufacturing, assembly, development and marketing of inventory; the Company plans to continue to use such assets for such purpose but it may also utilize STD's manufacturing facilities to manufacture additional products for Recoton.

     STD BVI has pledged the Stock Payment as security for the performance of the sellers' obligations and the accuracy of the sellers' representations and warranties under the acquisition agreements for a period of approximately three years. Twenty-five percent of the pledged shares may be released from escrow after two years. A copy of the Escrow Agreement, dated as of the Contract Date, is filed as an exhibit to the Stock Purchase Agreement.

     Each of the Sellers, Stephen Chu, David Chu, Patrick Ho and
Todd Hays delivered a standstill, registration rights and voting agreement with the Company, a copy of which is filed as an exhibit to the Stock Purchase Agreement.

     STD Hong Kong entered into Employment Agreements with Stephen Chu, David Chu and Patrick Ho, each dated as of the Contract Date. Pursuant to such agreements, Stephen Chu was engaged as the Group Managing Director of STD Hong Kong, David Chu was engaged as the President of STD Hong Kong and Patrick Ho was engaged as the Vice President, Marketing of STD Electronics International Limited, a subsidiary of STD Hong Kong, each until December 31, 2001. IAI entered into a similar agreement to retain Todd Hays as President and Chief Operating Officer of IAI until December 31, 2001.


Item 7.   Financial Statements, Pro Forma Financial
          Information and Exhibits

     a.   Financial Statements of Business
          Acquired

          It is currently impractical to provide the required financial statements; such statements will be filed by amendment on or prior to 60 days from the date hereof.

     b.   Pro Forma Financial Information

          It is currently impractical to provide the required pro forma financial information; such information will be filed by amendment on or prior to 60 days from the date hereof.

     c.   Exhibits

          1.   Stock Purchase Agreement dated as of August 31,
               1995 among the Company, STD BVI, Plomax, RFE, STD
               Holdings and the other shareholders of STD
               Holdings.

          2.   Asset Purchase Agreement dated as of the Closing
               Date among the Company, STD USA, Interact, STD
               Holdings, STD BVI, Stephen Chu and other STD Group shareholders.


                           SIGNATURES


                             RECOTON CORPORATION

                              By: /s/ Joseph Massot
                                 Name:   Joseph Massot
                                 Title:  Vice President &
                                       Treasurer

Dated:  September 19, 1995

                          EXHIBIT INDEX

ITEM                                                        PAGE

1.   Stock Purchase Agreement dated as of
     August 31, 1995  among the Company, STD
     BVI, Plomax, RFE, STD Holdings and the
     shareholders of STD Holdings.

2. Asset Purchase Agreement dated as of the Closing Date among the Company, STD USA,
     Interact, STD Holdings, STD BVI, Stephen
     Chu and other STD Group shareholders.